Exhibit 99.1

        Group 1 Automotive Mourns Loss of Operations Executive

    HOUSTON--(BUSINESS WIRE)--Dec. 4, 2003--Group 1 Automotive, Inc. (NYSE:GPI), a Fortune 500 specialty retailer, today announced that John S. Bishop, senior vice president, operations died in a boating accident over the Thanksgiving holiday weekend.
    Bishop, 56, joined Group 1 in September 1998 after a distinguished 25-year career in the automobile industry working with manufacturers and distributors. Before joining Group 1, he spent 17 years in a variety of management positions with Houston-based Gulf States Toyota, an independent distributor of Toyota vehicles, parts and accessories. Previously, he spent a combined eight years with Ford Motor Company and Chrysler Corporation.
    B.B. Hollingsworth Jr., Group 1's chairman, president and chief executive officer, said, "John was a man of impeccable integrity and an important member of our management team. His experience and reputation in our industry were well-known and his contributions to Group 1 were considerable. Our thoughts and prayers are with his family."
    John Bishop is survived by Charlotte, his wife of 26 years, sons, Jamie and Hunter, and a daughter, Lauren.
    A memorial service will be held at noon on Saturday, Dec. 6, 2003 at Memorial Oaks Funeral Home, 13001 Katy Freeway in Houston.

    About Group 1 Automotive, Inc.

    Group 1 currently owns 74 automotive dealerships comprised of 116 franchises, 30 brands, and 27 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Mexico, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.
    Group 1 Automotive can be reached on the Internet at www.group1auto.com

    CONTACT: At Group 1:
             B.B. Hollingsworth, Jr., 713-647-5700
             or
             Scott L. Thompson, 713-647-5700
             or
             Kim Paper, 713-647-5700
             or
             At Fleishman-Hillard:
             Investors/Media
             Russell A. Johnson, 713-513-9515